Exhibit 10.10

Summary of the Lease Agreement

1.	Lease Agreement dated November 1, 2005:

1.1.	The Parties: BiondVax Pharmaceuticals Ltd. (“Lessee”) and Ef-Shar Ltd. (“Lessor”).

1.2.	Signing Date: November 1, 2005.

1.3.	Term: The term of the lease agreement is 48 months, which shall commence on February 1, 2006.

1.4.	The Premises: 225 square meters on the 4th floor of building no. 14 at Park Hamada, 14 Einstein Street, Nes-Ziona, Israel.

1.5.	Lease Payments: (1) A monthly lease payment of NIS 10,753 ($10.3 per sqm at the applicable exchange rate at such time of NIS 4.64 = $1), plus VAT, linked to the CPI Index as of September 2005; and (2) building management fees of NIS 9.64 per sqm, per month, plus VAT, linked to the CPI Index as of August 2005.

1.6.	Maintenance of the Leased Property during the Term of Lease:

(a)	The Lessor shall provide cleaning and maintenance services regarding the common property in the building of the leased property. The Lessee shall pay the Lessor 115% of the amount of all maintenance and other expenses attributed to the proportionate share of the Lessee's leased property, out of the entire property.

(b)	The Lessee undertakes not to make any external change in the Leased Property, make any addition thereto nor demolish any part of the Leased Property or any of its installations, without obtaining the advance and written consent of the Lessor

1.7.	Other Payments for which the Lessee shall be Liable (in respect of the term of the lease), include the following:

(a)	All such taxes, fees, municipal taxes (arnona) and compulsory levies, whether municipal or governmental and whether attributed to the leased property or he business conducted therein, which are imposed upon occupiers, lessors or owners of leased property shall be the sole responsibility of the Lessee and shall be paid by the Lessee, either directly to the relevant authority or to the Lessor upon the presentation of a document requiring such tax payments, as applicable. The Lessee shall make all such payments on the legal date at which they are required to be paid to the authorities.

(b)	All such payments and expenses in respect of supply of electricity, water and telephone to the leased property.

(c)	All such taxes and payments, as become due in accordance with any applicable law, shall be the responsibility of and shall be paid by the Lessee.

(d)	The Lessee shall be responsible for obtaining a business license for its activity at the leased property if such a business license is required by law.

1.8.	Securities to be Provided by the Lessee: To secure all the Lessee’s obligations under this lease agreement, the Lessee shall deposit with the Lessor a bank financial guarantee in favor of the Lessor for a sum equivalent to rent and building management fees in consideration for a period of 6 months plus VAT. Such guarantee amounts which shall be linked to the CPI Index as of September 2005.

1.9.	The Lessee’s Liability:

(a)	The Lessee is responsible, at its own expense, for the repair of any fault discovered in the Leased Property.

(b)	The Lessee shall bare full responsibility towards the Lessor for any damages, including any bodily injury or damage to property, equipment or reputation, or loss of revenue to the Lessor and/or any third party, as a result of the Lessee's and/or anyone on its behalf's negligence with respect to holding and or use of the leased property/building/park. and undertakes to compensate and indemnify the Lessor for ant such damages.

(c)	The Lessor shall not bear any responsibility whatsoever for bodily injuries or damage to property of the Lessee, its business, equipment, employees and customers, visitors, invitees or any other third party, caused at the Leased Property during the term of lease.

1.10.	Insurance: The Lessee shall, at its own expense, purchase and keep in force throughout the term of lease, the following insurance policies with a recognized and duly authorized insurance company:

(a)	Property insurance – insuring the contents of the Leased Property including such improvements and investments made therein other than by the Lessor, of whatever kind and category, in the full value thereof, against all generally insured risks including fire, explosion, earthquake, storm, tempest, flooding, water damage, aircraft, collisions, strikes, riots, willful damage and burglary ("Property Insurance").

(b)	Third party liability insurance – insuring the Lessee’s liability towards the Lessor and to any third party, for an amount of no less than a sum in NIS equivalent to $1,000,000. The policy shall include a “cross liability” clause ("Third Party Liability Insurance").

(c)	Employers liability insurance – insuring the Lessee’s liability towards its employees for any bodily injury to any employee during the course of and as a result of his employment, for an amount of no less than a sum in NIS equivalent to $5,000,000 ("Employers Liability Insurance").

(d)	The Lessee may issue, loss of profit insurance – insuring damage caused to the Lessee in the full value thereof resulting from loss or damage to the Lessee’s property and to the leased property from the risks specified in e subsection 1.10.(a) above ("Loss of Profit Insurance").

(e)	The Lessee exempts the Lessor, the building management service provider and the other holders of rights in the building who have included in their respective lease agreement such exemption in favor of the Lessee, from any liability with respect to, and waives any claim with respect to, any damage and/or loss insured under subsections 1.10.4(a) through (d) above (including subsection 1.10(d) - whether such insurance has been procured by the Lessee or not). Such exemption shall not apply to any one who maliciously caused such damages.

1.11.	Inapplicability of the Tenants Protection Laws:

(a)	The tenancy, the Lessee and the leased property are not protected under the provisions of the Tenants Protection Law (Consolidated Version) 5732-1972, nor under the provisions of any other law which protects a Lessee or occupier in any way whatsoever, and the said laws and amendments thereto shall not apply to the tenancy herein or to this Agreement.

(b)	The Lessee has neither been requested to pay nor has it paid key money or made payments that are likely to be construed as key money. When vacating the leased property the Lessee shall not be entitled to any payment whatsoever, whether as key money or in any other way.

1.12.	Prohibition Against the Transfer of the Rights of the Lessee:

(a)	The Lessee shall not to transfer its rights under this Agreement or any part thereof to any other person or persons in any way whatsoever, nor to deliver or transfer the leased property or any part thereof to any other person or persons in any way whatsoever, nor to sublet the leased property or any part thereof, nor permit the use of the leased property or any part thereof for any period and in any way whatsoever by any other person or persons, nor share possession of the leased property or any part thereof with any other person or persons - wholly or partially.

(b)	The Lessee shall provide prior written notice to the Lessor of any change of control in the Lessee. In such event, the Lessee shall remain liable towards the Lessor for all its obligations under the lease agreement. in the event of such change of control of the Lessee, the Lessor shall be entitled, at its sole discretion, to terminate the lease agreement with 90 days prior written notice to the Lessee.

1.13.	Transfer of Lessors rights, nonstructural changes to the premises. The Lessor is entitled to lease and/or sell its rights to the park and/or building and/or the leased property to whomever, and for any purpose, as it sees fit, and to perform construction work on the building and the surrounding premises, including nonstructural changes to the building, without any consent of the Lessee, so long as the Lessee's rights under the lease agreement remain unharmed.

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2.	2009 Addendum to the Lease Agreement:

2.1.	On November 27, 2009, the parties amended the lease agreement to extend the term of the lease agreement for an additional period of 24 months, commencing from February 1, 2010.

2.2.	The Lessee may terminate the lease after the first period of 12 months, with 240 days prior written notice.

2.3.	The Lessee shall pay a monthly lease payment of NIS 10,753, plus VAT, linked to the CPI Index as of September 2005; and (2) building management fees as is customary in the building, plus vat VAT in accordance with applicable law and linkage as is customary in the building.

3.	2010 Addendum to the Lease Agreement:

3.1.	On August 18, 2010, the parties amended the lease agreement to increase the premises and add an additional 183 square meter unit on the 4th floor of building no. 14 at Park Hamada, 14 Einstein Street, Nes-Ziona, Israel, subject to the same terms as the lease agreement.

3.2.	The term of the lease of the additional 183 square meters shall commence from August 15, 2010 and end on January 31, 2012.

3.3.	The lease payments for the additional 183 square meters shall be: (1) A monthly lease payment of NIS 10,614 (NIS 58 per sqm), plus VAT, linked to the CPI Index for February 2014; and (2) building management fees as is customary in the building, plus vat VAT in accordance with applicable law and linkage as is customary in the building.

3.4.	The Lessee shall deposit with the Lessor a bank financial guarantee in favor of the Lessor for a sum equivalent to rent and building management fees for the additional unit, in consideration for a period of 9 months plus VAT. Such guarantee amounts which shall be linked to the CPI Index for February 2014.

4.	2011 Addendum to the Lease Agreement

4.1.	In 2011, the parties amended the lease agreement to increase the premises and add an additional 12 square meters on the 4th floor of building no. 14 at Park Hamada, 14 Einstein Street, Nes-Ziona, Israel, subject to the same terms as the lease agreement.

4.2.	The term of the lease of the additional 12 square meters shall commence from July 1, 2011 and end on January 31, 2012.

4.3.	The lease payments for the additional 12 square meters shall be: (1) A monthly lease payment of NIS 696 (NIS 58 per sqm), plus VAT, linked to the CPI Index for February 2014; and (2) building management fees as is customary in the building, plus vat VAT in accordance with applicable law and linkage as is customary in the building.

5.	2012 Addendum to the Lease Agreement

5.1.	In 2012, the parties amended the lease agreement to extend the term of the lease agreement for the increased premises, pursuant to all amendments to the lease agreement (420 sqm in the aggregate), for an additional period of 36 months, commencing from February 1, 2012, subject to the same terms as the lease agreement including the amendments thereto.

5.2.	The Lessee may terminate the lease on January 31, 2013 or January 31, 2014, with 180 days prior written notice (prior to the relevant termination date).

5.3.	The Lessee shall pay a monthly lease payment and building management fees in accordance with the terms set forth in the license agreement as amended.

5.4.	Insurance by Lessee – the preexisting terms pertaining to insurance shall be replaced as follows:

(a)	The Lessee shall, at its own expense, purchase and keep in force throughout the term of lease, the following insurance policies with a recognized and duly authorized insurance company:

(i)	Property Insurance.

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(ii)	Third Party Liability Insurance for an amount of no less than a sum in NIS equivalent to $1,000,000. The policy shall include a “cross liability” clause.

(iii)	Employers Liability Insurance for an amount of no less than a sum in NIS equivalent to $5,000,000.

(iv)	The Lessee may issue Loss of Profit Insurance.

(b)	The Lessee exempts the Lessor, the building management service provider and the other holders of rights in the building who have included in their respective lease agreement such exemption in favor of the Lessee, from any liability with respect to, and waives any claim with respect to, any damage and/or loss insured under subsections 5.4(a)(i) through5.4(a)(iv) (including subsection 5(a)(iv)- whether such insurance has been procured by the Lessee or not). Such exemption shall not apply to any one who maliciously caused such damages.

5.5.	Insurance by Lessor :

(a)	The Lessor shall, itself or through the building management service provider, purchase and keep in force throughout the term of lease, on its behalf and on behalf of the building management service provider, the following insurance policies:

(i)	Property Insurance for the building.

(ii)	Third Party Liability Insurance in an amount of no less than a sum in NIS equivalent to $2,000,000. The policy shall include a “cross liability” clause.

(iii)	Employers Liability Insurance for an amount of no less than a sum in NIS equivalent to $5,000,000.

(iv)	The Lessor may issue insurance for loss of lease payments and/or building management fees and/or parking fees due to damage to the building.

(b)	The Lessor, on its behalf and on behalf of the building management service provider, exempts the Lessee and anyone on its behalf from any liability with respect to, and waives any claim with respect to, any damage and/or loss insured under subsections 5.5(a)(i) and (iv) (including subsection 5(a)(iv)- whether such insurance has been procured by the Lessee or not). Such exemption shall not apply to any one who maliciously caused such damages.

(c)	The Lessee shall pay a portion of the Lessors insurance expenses pursuant to the lease agreement, calculated in accordance with it's a proportionate share of leased property, out of the entire property.

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